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                                                                    Exhibit 99.1



TWEETER HOME ENTERTAINMENT GROUP AND SOUND ADVICE ANNOUNCE THE SIGNING OF A DEFINITIVE MERGER AGREEMENT

CANTON, MA. June 4, 2001 -- Tweeter Home Entertainment Group, Inc., (Nasdaq:
TWTR) and Sound Advice, Inc., (Nasdaq: SUND) announced today that they have signed a definitive merger agreement. Sound Advice is a 33-store specialty consumer electronics retailer with annual sales of approximately $200 million and has operated in Florida markets for 27 years. The companies expect to complete the transaction on or about September 1, 2001 and the Boards of Directors of both companies have unanimously approved the merger. This transaction is subject to the approval of Tweeter and Sound Advice stockholders, as well as other conditions including regulatory approval. In connection with the transaction, Deutsche Banc Alex. Brown rendered a fairness opinion to the Board of Directors of Tweeter and US Bancorp Piper Jaffray rendered a fairness opinion to the Board of Directors of Sound Advice.

The merger is structured as a tax-free exchange for stock and will be accounted for by Tweeter as a purchase. Under the terms of the agreement, each share of Sound Advice common stock will be converted into Tweeter common stock, at an exchange ratio of 1 for 1 while the five-day average market price for Tweeter is between $21 and $30 per share. If the five-day average price for Tweeter common stock at the time of closing is above $30 per share, the exchange ratio will decrease in order to maintain $30 per share. If the five-day average price for Tweeter common stock is below $21 per share, the exchange ratio will increase in order to maintain $21 per share. Both parties have the right to terminate the transaction if the 5-day average closing price of Tweeter common stock is below $18 per share at the time of closing.

According to Joe McGuire, Tweeter's CFO, "We expect that the acquisition of Sound Advice will be accretive by $0.05 to $0.06 per share for our fiscal year ending September 30, 2002, under existing GAAP. Accretion to cash flow per share (cash EPS) during the first year, excluding goodwill amortization from this transaction, will be approximately $0.25. We believe that it is particularly important at this time to talk about cash EPS, given the proposed FASB changes to the accounting treatment for business combinations, which would essentially eliminate amortization of goodwill."

Subsequent to the merger, Sound Advice will be a wholly owned subsidiary of Tweeter. Peter Beshouri, Chairman and CEO of Sound Advice, will continue as the President of Sound Advice and Michael Blumberg will remain in the role of Senior Vice President. Additionally, Chris O'Neil will continue in the role of Chief Operating Officer for Sound Advice. Mr. Beshouri will also be nominated to serve as a Director of Tweeter.

Jeffrey Stone, Tweeter's President and Chief Executive Officer said, "Peter Beshouri and I have talked informally for years about the possibility of doing something together but the timing and situation were never right. Our company has a lot of respect for what Sound Advice has accomplished over the last several years. They are an industry leader in the custom installation business and are probably the best 'larger chain' selling higher end goods in the industry. As we have been moving our business in those directions for the last


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few years, we hope to be able to learn some things from Sound Advice that will help us improve Tweeter's performance beyond its already industry leading profitability."

Stone added, "We believe that the addition of Sound Advice to the Tweeter group of stores firmly entrenches us as the nation's #1 specialty retailer. With a store count expected to surpass 150 by September 30, 2001, we become the number one or two retailer in the nation for almost every specialty brand we carry and we are positioned better than anyone, in our opinion, to take full advantage of the continuing digital evolution."

Peter Beshouri, President and Chief Executive Officer of Sound Advice commented, "Tweeter certainly has done a great job running its business and has engendered solid support from Wall Street for its ability to execute. We believe that we bring significant strengths and market presence which can make the merged company an even stronger one than today. We are planning for flat to 2% growth in comparable store sales from the Sound Advice stores during the first fiscal year after the merger. Jeff and I have agreed that it makes sense to keep the Sound Advice management group intact and focused on Florida and Arizona growth while the Tweeter management team continues to execute other acquisitions and open new stores around the country. Jeff and I have a solid respect for each other, and I anticipate a great working relationship going forward."

Beshouri added, "We are grateful to our employees and shareholders for their continued confidence and we are happy to reward their loyalty with a transaction that we think reflects our achievements in the marketplace."

Regarding valuation, McGuire said, "We approached our valuation of Sound Advice in the same way we do for privately held companies, looking at projected forward cash flow. We believe that Sound Advice will generate $23 million of EBITDA on anticipated sales of $240 million for fiscal year ending September 30, 2002. Using an enterprise value of approximately $150 million for this transaction, we are paying a forward cash flow multiple of about 6.5 times. This is higher than our typical acquisition multiple of 5 to 5.5 times. We are comfortable with this primarily due to the improving trend of Sound Advice's operating income which has improved from 3.8% in fiscal 2000 to 4.8% in fiscal 2001 and with continued improved leverage is expected to be over 6% in fiscal 2002."

McGuire went on to say, " We will assume the outstanding debt of Sound Advice upon the closing, and are projecting that we will end our fiscal year at September 30, 2001 with approximately $30 million of debt outstanding on Tweeter's revolving credit facility. We do not expect this to impact our store opening plans for fiscal 2002, which is 26 new stores by September 30, 2002 nor will it impact the 15 new stores that we plan to open between now and September 30, 2001."

As part of the transaction, Tweeter is entitled to receive a $4 million breakup fee if the merger agreement is terminated under certain circumstances. Additionally, Tweeter has entered into a voting rights agreement with certain Sound Advice affiliates, whereby those shareholders subject to the agreement will vote in favor of the merger and will vote against any competing transaction.


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Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The company's fiscal 2000 revenues were $405 million. Tweeter was named "Consumer Electronics Retailer of the Year" four out of the past five years by Audio-Video International, "1999 Retail Leader" by TWICE, and awarded Dealerscope's 1999 Dealer's Pride award. The company employs approximately 2,500 associates. It operates 105 stores under the Tweeter name in New England, Texas, San Diego, Mid-Atlantic, North Carolina, and Chicago markets and under the name Hifi Buys in Georgia and Alabama.

Sound Advice, Inc. (Nasdaq: SUND) is a leading specialty retailer of high-quality, upscale home entertainment and consumer electronics products. The company operates 30 stores in Florida comprised of 24 Sound Advice stores, 4 Bang & Olufsen specialty stores and 1 Bang & Olufsen/Electronic Interiors concept store in Florida. In addition, Sound Advice operates 2 Showcase Home Entertainment stores in Scottsdale and Chandler, Arizona and 1 home theater showroom located in the Great Indoors store in Scottsdale. Sound Advice, Inc. is headquartered in Dania Beach, Florida.

Further information on the Tweeter Home Entertainment Group can be found on the company's website at www.twtr.com. Customers can also shop online at www.tweeter.outpost.com. A joint venture with Cyberian Outpost, it is a vendor authorized site devoted to bringing you the best quality mid- to high-end audio and video equipment.

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For further information, contact Anne-Marie Boucher at 781 830 3478, fax 781 830
3223 or email at aboucher@twtr.com

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Certain statements contained in this press release, including, without limitation, statements containing the words "expects," "anticipates," "believes," and words of similar import, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The financial and other projections included in this press release concerning Sound Advice's results following the planned acquisition are based on various assumptions, including that Tweeter will complete the acquisition as currently contemplated. It is possible that Tweeter's acquisition of Sound Advice will not be completed as currently planned. Further, these projections involve future operations and revenues and are speculative. While Tweeter's management believes that the projections are based on reasonable assumptions concerning Sound Advice's operations and revenues following the completion of the planned acquisition, such operations and revenues may differ significantly from management's current expectations. These forward looking statements and projections are subject to various risks and uncertainties, including risks associated with the difficulty of integrating Sound Advice with the Tweeter business model, the potential failure to achieve the beneficial synergies expected to result from the acquisition, risks associated with new store openings, risks related to planned earnings per share estimates, risk associated with planned EBITDA projections, risk associated with planned debt projections, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter's industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter's dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in the Company's Annual Report on Form 10-K filed on December 10, 2000 (copies of which may be accessed through the SEC's web site at http:\\www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.


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